Exhibit 99.1

Press Release – For Immediate Release

Friday, July 18, 2025

Mifflinburg Bancorp, Inc., Reports Second Quarter 2025 Earnings

Mifflinburg, PA – Mifflinburg Bancorp, Inc. (“Company”) (OTCID: MIFF), parent company of Mifflinburg Bank and Trust Company (“Bank”), has released its unaudited consolidated financial statements for the second quarter of 2025.

Financial Results

Net income, as reported under U.S. Generally Accepted Accounting Principles (“GAAP”), for the quarter-ended June 30, 2025 was $1,820,000 compared to $1,323,000 for the same period in 2024, a 37.6% increase. Net income year-to-date for 2025 was $3,626,000 compared to $2,679,000 for the same period in 2024, a 35.3% increase. Basic and diluted earnings per share for the quarters-ended June 30, 2025 and 2024 were $0.98 and $0.71, respectively. Return on average assets and return on average equity were 1.20% and 12.37% for the quarter ended June 30, 2025 compared to 0.93% and 9.68% for the same period of 2024.

Net interest income for the three months ended June 30, 2025 was $5.0 million compared to $4.0 million for the same period in 2024, a 24.0% increase. Net interest income for the six months ended June 30, 2025 was $9.7 million compared to $7.9 million for the same period in 2024, a 23.9% increase. The significant increase in net interest income is primarily driven by loan growth of 7.2% year-to-date for 2025, compared to loan growth of 4.2% year-to-date for the same period in 2024 and by market interest rates starting to decline thus slowing the increase in cost of funds. Yield on earning assets increased 54 basis points, to 5.22% for the quarter-ended June 30, 2025 compared to the quarter-ended June 30, 2024, while the cost of funds increased 13 basis points, to 2.36%, as compared to the same time period in 2024. The net interest margin increased from 2.96% for the quarter-ended June 30, 2024 to 3.41% for the quarter-ended June 30, 2025.

The Bank recorded a provision for credit losses of $192,000 for the three months ended June 30, 2025, offset by a $36,000 reduction in the unfunded commitment reserve. The Bank recorded a provision for credit losses of $262,000 for the six months ended June 30, 2025, offset by a $100,000 reduction in the unfunded commitment reserve. The Bank recorded a provision for credit losses of $30,000 for the three and six months ended June 30, 2024.

Non-interest income for the three months ended June 30, 2025 was $527,000 compared to $415,000 for the same period in 2024, a 27.0% increase. The increase in non-interest income is primarily the result of a $73,000 decrease in net marketable equity security losses. Non-interest income for the six months ended June 30, 2025 was $1.1 million compared to $1 million for the same period in 2024, a 12.6% increase. The increase in non-interest income year-to-date is primarily the result of a $52,000 gain on sale of premises and a $44,000 increase on service charges.

Non-interest expense for the three months ended June 30, 2025 was $3.1 million compared to $2.8 million for the same period in 2024, a 10.1% increase. The increase in non-interest expense is primarily the result of an increase of $118,000 in salaries and employee benefits and merger expenses totaling $85,000 that were recorded in the second quarter of 2025. Non-interest expense for the six months ended June 30, 2025 was $6.2 million compared to $5.7 million for the same period in 2024, a 10.0% increase. The increase in non-interest expense year-to-date is primarily the result of merger expenses totaling $248,000 that were recorded in the first half of 2025 and an increase of $162,000 in salaries and employee benefits.

An income tax provision of $407,000 was recorded for the three months ended June 30, 2025, compared to an income tax provision of $238,000 for the three months ended June 30, 2024, a 71.0% increase. An income tax provision of $827,000 was recorded for the six months ended June 30, 2025, compared to an income tax provision of $469,000 for the same period in 2024, a 76.3% increase. The increase in the tax provision is primarily the result of non-deductible merger expenses and by tax-exempt interest income representing a smaller percentage of total interest income and increased pre-tax income compared to the same time periods in the prior year.

Financial Condition

Total assets increased to $629.2 million as of June 30, 2025 from $596.7 million as of December 31, 2024, an increase of 5.5%. Cash and cash equivalents increased $11.8 million from December 31, 2024 to June 30, 2025. Net loans increased by $31.0 million, or 7.2%, offset by securities available for sale decreasing $8.9 million and by interest-bearing time deposits decreasing $1.7 million from December 31, 2024 to June 30, 2025. Total deposits increased $25.1 million from December 31, 2024 to June 30, 2025, and Federal Home Loan Bank advances increased $4.0 million from December 31, 2024 to June 30, 2025.

When compared to December 31, 2024, stockholders’ equity, excluding accumulated other comprehensive loss, increased $2.3 million to $62.6 million as of June 30, 2025. For the quarter-ended June 30, 2025 cash dividends of $0.74 per share were paid to stockholders, as compared to $0.72 for the same period in 2024. Mifflinburg Bancorp, Inc. remains well capitalized, with an equity-to-assets ratio of 9.4% as of June 30, 2025 and December 31, 2024.

The Bank maintained a strong liquidity position as of June 30, 2025, with additional borrowing capacity with the Federal Home Loan Bank of Pittsburgh of $155.3 million and $1.3 million in additional borrowing capacity from the Federal Reserve’s Discount Window.

About Mifflinburg Bancorp, Inc.

Mifflinburg Bancorp, Inc. is a bank holding company organized under the Pennsylvania Business Corporation Law on February 3, 1986. The assets are primarily those of its wholly owned subsidiary, Mifflinburg Bank and Trust Company, established in 1872. Mifflinburg Bank and Trust Company is a full-service commercial bank servicing customers from seven locations in Union, Snyder, Northumberland and Centre counties.  The Company has 80 employees as of June 30, 2025, and total assets of $629 million.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements about Mifflinburg Bancorp, Inc. (“MIFF”) and Northumberland Bancorp (“NUBC”), together with their respective banking subsidiaries, Mifflinburg Bank and Trust Company and The Northumberland National Bank, may include beliefs, goals, intentions and expectations and involve substantial risks and uncertainties.  Statements other than statements of current or historical fact, including statements regarding future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, and the impact of any laws or regulations applicable to MIFF or NUBC are forward-looking statements.  Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions are intended to identify these forward-looking statements.  Such statements are subject to factors that could cause actual results to differ materially from anticipated results.  Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to the following: (1) costs or difficulties related to integration of the two companies following the merger; (2) the risk that the anticipated benefits, cost savings and any other savings from the merger may not be fully realized or may take longer than expected to realize; (3) changes to interest rates; (4) the ability to control costs and expenses; (5) general economic conditions; (6) adverse developments in borrower industries and, in particular, declines in real estate values; (7) MIFF’s ability to maintain compliance with federal and state laws that regulate its business and capital levels; (8) MIFF’s ability to reais capital as needed by its business; and (9) the other factors discussed in other reports MIFF may file with the Securities and Exchange Commission (“SEC”).  Neither MIFF nor NUBC undertake and each specifically disclaims any obligation to publicly release any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  You are cautioned not to place undue reliance on these forward-looking statements.

Mifflinburg Bancorp, Inc. Consolidated Balance Sheets

(Dollars in thousands, except per share data)	June 30, 2025 (Unaudited)	*December 31, 2024
Assets
Cash and due from banks	$7,224	$4,580
Interest-bearing demand deposits	4,681	3,213
Federal funds sold	9,111	1,386

Total cash and cash equivalents	21,016	9,179

Interest-bearing time deposits	8,646	10,369
Debt securities available-for-sale, at fair value	107,137	116,053
Marketable equity securities, at fair value	265	268
Restricted investments in bank stock, at cost	2,533	2,300

Loans	467,613	436,339
Allowance for credit losses	(4,636)	(4,379)

Net loans	462,977	431,960

Premises and equipment, net	7,989	8,251
Accrued interest receivable	1,903	1,804
Other real estate owned	78	-
Bank owned life insurance	13,092	12,966
Net deferred tax asset	2,068	2,247
Other assets	1,535	1,305

Total Assets	$629,239	$596,702

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Noninterest-bearing	$81,741	$69,746
Interest-bearing	432,867	419,783

Total deposits	514,608	489,529

Repurchase agreements	1,242	1,143
Federal Home Loan Bank advances	47,085	43,050
Accrued interest payable	1,951	1,736
Other liabilities	5,287	5,327

Total Liabilities	570,173	540,785
Commitments and Contingencies

Redeemable Common Stock Held By Employee Stock Ownership Plan	1,950	1,877

Stockholders' Equity
Common stock, par value $1.00 per share; authorized 5,000,000 shares; issued 2,160,000 shares; outstanding 1,858,536 and 1,858,536 shares at June 30, 2025 and December 31, 2024, respectively	2,160	2,160
Capital surplus	1,899	1,899
Retained earnings	66,264	64,013
Accumulated other comprehensive loss	(3,526)	(4,424)
Treasury stock, at cost: 2025: 301,464 shares; 2024: 301,464 shares	(7,731)	(7,731)

Total Stockholders' Equity	59,066	55,917

Less maximum cash obligation to ESOP shares	1,950	1,877
Total Stockholders’ Equity Less Maximum Cash Obligations Related to ESOP Shares	57,116	54,040

Total Liabilities and Stockholders' Equity	$629,239	$596,702
* Derived from audited consolidated financial statements.

Mifflinburg Bancorp, Inc. Consolidated Statements of Income

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(Dollars In Thousands, Except Per Share Data) (unaudited)	2025	2024	2025	2024

Interest and Dividend Income
Interest and fees on loans	$6,735	$5,416	$13,142	$10,583
Interest-bearing deposits in banks	121	140	237	286
Federal funds sold	4	16	10	24
Securities:
Taxable	486	470	1,017	943
Tax-exempt	292	309	587	616
Dividends	69	52	117	98

Total Interest and Dividend Income	7,707	6,403	15,110	12,550

Interest Expense
Deposits	2,341	2,082	4,559	4,112
Federal Home Loan Bank advances	378	185	820	356
Other borrowings	-	115	1	231

Total Interest Expense	2,719	2,382	5,380	4,699

Net Interest Income	4,988	4,021	9,730	7,851

Provision for credit losses	156	30	162	30

Net Interest Income after provision for credit losses	4,832	3,991	9,568	7,821

Noninterest Income
Service charges on deposit accounts	130	112	261	217
ATM fees and debit card income	187	196	370	378
Mortgage banking revenue	66	59	108	136
Commissions from investment product sales	29	14	78	44
Gain from sale of premises	-	-	52	-
Net marketable equity security losses	(10)	(83)	(3)	(32)
Earnings on bank owned life insurance	63	63	126	127
Other	62	54	120	118

Total Noninterest Income	527	415	1,112	988

Noninterest Expense
Salaries and employee benefits	1,892	1,774	3,687	3,525
Net occupancy and equipment expense	296	301	598	600
Loss on sale of OREO	-	-	-	6
Data processing fees	169	172	346	344
Pennsylvania shares tax	109	114	223	221
Professional fees	33	29	79	79
Advertising expense	44	31	75	65
FDIC deposit insurance	68	64	136	126
Merger expenses	85	-	248	-
Other	436	360	835	695

Total Noninterest Expense	3,132	2,845	6,227	5,661

Income Before Income Taxes	2,227	1,561	4,453	3,148

Income Taxes	407	238	827	469

Net Income	$1,820	$1,323	$3,626	$2,679

Earnings Per Share – Basic and diluted	$0.98	$0.71	$1.95	$1.44
Weighted Average Shares Outstanding	1,858,536	1,858,536	1,858,536	1,858,536

Mifflinburg Bancorp, Inc. Key Ratios and Other Data (Unaudited)

	At and for the Period Ended
($ in thousands)	June 30, 2025	December 31, 2024	June 30, 2024

Average Balances
Cash and due from banks	$5,882	$5,537	$5,564
Interest-bearing deposits	11,604	18,438	15,122
Securities available for sale, at fair value	117,336	128,500	121,928
Mortgage loans held for sale	57	3	43
Loans, gross	456,699	385,723	404,280
Loans, net of allowance for credit losses	452,263	381,888	395,067
Total assets	609,378	573,353	568,633

Noninterest bearing deposits	84,058	79,632	79,091
Interest-bearing and savings deposits	289,453	281,232	278,875
Time deposits	135,044	108,075	117,884
Total deposits	508,555	468,939	475,850
Stockholders’ equity	59,130	52,106	54,840

Financial Ratios
Return on average assets (Annualized)	1.20%	0.28%	0.93%
Return on average equity (Annualized)	12.37%	2.93%	9.68%
Efficiency ratio (1)	58.44%	78.87%	64.57%

Allowance for Loan Credit Losses
Beginning balance	$4,379	$3,861	$3,861
Provision for credit losses	262	569	30
Charge-offs	(16)	(62)	(8)
Recoveries	11	11	3
Ending balance	$4,636	$4,379	$3,886

(1)	The efficiency ratio is calculated as noninterest expense divided by the sum of noninterest income and net interest income.

Mifflinburg Bancorp, Inc. Asset Quality Data (Unaudited)

	At and for the Period Ended
($ in thousands)	June 30, 2025	December 31, 2024	June 30, 2024

Nonperforming Assets
Nonaccrual loans	$179	$438	$510
Other real estate owned	78	-	-
Total nonperforming assets	$257	$438	$510
Loans 90 days or more past due and accruing	-	-	-

Asset Quality Ratios
Nonperforming assets to loans plus other real estate	0.05%	0.10%	0.13%
Allowance for credit losses on loans to total loans	0.99%	1.00%	0.96%
Allowance for credit losses on loans to nonperforming loans	2,589.94%	999.77%	761.96%